Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Red Violet, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, $0.001 par value	Rule 457(c) and Rule 457(h)	1,000,000(1)	$48.395	$48,395,000	0.0001531	$7,409.28
Total Offering Amounts					$48,395,000		$7,409.28
Total Fee Offsets							-
Net Fee Due							$7,409.28

(1)

This Registration Statement also includes an indeterminate number of additional shares of common stock of Red Violet, Inc. (the “Company” or “Red Violet”) as may be issuable pursuant to the Amended and Restated Red Violet, Inc. 2018 Stock Incentive Plan (the "Plan"), as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). Shares of common stock issuable under the Plan include awards of common stock to be issued in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units granted under the Plan.

(2)

Calculated solely for purposes of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, as amended, based on the average of the high and low prices of the Company's common stock quoted on the Nasdaq Capital Market on July 1, 2025.